SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                             ----------------------

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                ------------------------------------------------
                                 August 15, 2002


                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                  --------------------------------------------
                 (State or other jurisdiction of incorporation)

             0-26694                                      93-0945003
     ------------------------                  ---------------------------------
     (Commission file number)                  (IRS employer identification no.)

            585 West 500 South, Bountiful, Utah              84010
         ----------------------------------------          ----------
         (Address of principal executive offices)          (Zip code)


                                 (801) 298-3360
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              (Registrant's telephone number, including area code)



                   This document contains a total of 3 pages.

Item 5.  Other Events

         In November 2001, the Company sold 10,917,030 shares of Series A Preferred Stock for an aggregate purchase price of $5 million, or $.458 per share. The Series A Preferred Stock Purchase Agreement also provided that the investors identified in that agreement (the "Series A Investors") had the right, but not the obligation, to acquire an additional 10,917,030 shares of Series A Preferred Stock at $.458 per share, resulting in net cash proceeds of approximately $5,000,000, during the 12 months following the initial closing date of November 7, 2001. Between August 15, 2002 and September 25, 2002, Series A Investors exercised this right and acquired 10,917,030 shares of Series A Preferred Stock for an aggregate purchase price of $5 million. In connection with the acquisition of the shares, the Company issued the following press release.

                   SHPI Completes $5 Million Private Placement

Bountiful, Utah - September 26, 2002 - Specialized Health Products International, Inc. (OTCBB: SHPI), a leader in the design and development of medical safety needles, today announced that the Company has completed a private placement of preferred stock providing new funding of approximately $5 million to the Company. The private placement is related to the exercise of an option held by Galen Partners and other accredited investors pursuant to an earlier private placement of preferred stock completed on November 7, 2001.

Regarding this latest round of financing, David Jahns, General Partner at Galen Partners said, "Galen Partners is very pleased with SHPI's progress since our initial investment last year. Significant accomplishments include FDA clearance of two new product lines, including the Monoject MagellanTM safety syringe launched by Tyco/Kendall Healthcare earlier this year, completion of development and licensing agreements for the Company's safety blood collection products and pre-filled syringe safety needle device with major health care companies, and the commercialization of the Company's first OEM product, LiftLoc(TM) Safety Infusion Set."

Jeff Soinski, SHPI's President and CEO stated, "We are excited to receive this latest infusion of capital, which sends a strong vote of confidence from a large block of our shareholders. This financing will allow us to continue our focus on the commercialization, development and launch of multiple product lines as SHPI transitions from a pure development company to a successful operating business."

About Specialized Health Products International, Inc.

SHPI designs, develops, manufactures, and licenses cost-effective, innovative safety healthcare products that minimize the risk of accidental needlesticks, which are a leading cause of the spread of blood-borne diseases such as HIV/AIDS and hepatitis B and C. SHPI has twenty highly differentiated, patented safety needle technologies. These technologies apply to almost all medical needles used today including: syringe, pre-filled syringe, IV catheter, Seldinger, PICC introducer needles, winged needle sets, blood collection, epidural, spinal, plasma apheresis sets, dialysis sets, Huber, biopsy, and other specialty needles. For more information about SHPI and its products and technology, visit the company's web site at www.shpi.com.

About Galen Partners

Galen Partners is New York based private equity firm that focuses exclusively on the healthcare industry, making primarily mid-to-later stage equity investments in service, device, specialty pharmaceutical and information technology companies, such as Cryolife, Inc., Encore Medical Corporation, Halsey Pharmaceuticals Company, Inc., Ocular Sciences, Inc., MiniMed, Inc., Pyxis Corporation, Qmed, Inc., Stericycle, Inc., Taro Pharmaceutical Industries Ltd., and Vasogen, Inc. Since 1990, Galen Partners has raised capital of over $412 million and invested in 47 companies. For more information about Galen Partners, visit the company's web site at www.galen-partners.com.

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

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic conditions, risks in product and technology development, the effect of the Company's accounting policies and other risk factors detailed in the Company's SEC filings. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included on certain forms the Company files with the Securities and Exchange Commission.

Contact:

Paul S. Evans, SHPI
Telephone: 801-298-3360
Fax: 801-298-1759
pevans@shpi.com

Website:  www.shpi.com

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           SPECIALIZED HEALTH PRODUCTS
                                           INTERNATIONAL, INC.
                                           (Registrant)


Date: September 26, 2002                   By  /s/ Jeffrey M. Soinski
                                              -----------------------
                                              Jeffrey M. Soinski
                                              President, Chief Executive Officer
                                              and Director


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